Exhibit 99.1
April 26, 2007 Reston, VA
Stanley-Martin Communities, LLC (‘STANMA’)
Stanley-Martin Communities, LLC Reports Preliminary Results for the First Quarter 2007 and Schedules First Quarter 2007 Conference Call
Stanley-Martin Communities, LLC (‘Stanley-Martin’ or the ‘Company’) today announced preliminary and unaudited financial results for the first quarter 2007. Net income for the three months ended March 31, 2007 was $1.2 million, down 81.0% from $6.3 million in the same period in 2006. Stanley-Martin recorded no impairments or land related charges in either period.
The Company delivered 42 homes in the three months ended March 31, 2007, down 15 or 26.3% from 57 in the same period in 2006. Homebuilding revenue was $26.4 in 2007, off $16.7 million or 38.7% from $43.1 million in 2006. Homebuilding gross profit was 23.8% in the first quarter 2007, down from 28.5% in the first quarter 2006.
The Company had 90 net new orders in the three months ended March 31, 2007, off 4.3% from 94 in the same period in 2006. Cancellations in the first quarter 2007 were 2.2%, down from 6.9% in the first quarter 2006 and down significantly from 32.7% in the third quarter 2006 and 17.8% in the fourth quarter 2006. The aggregate value of new orders was $51.8 million for the three months ended March 31, 2007, down 6.8% from $55.6 million in the same period in 2006.
Backlog as of March 31, 2007 was 133 homes with an aggregate value of $77.8 million. Backlog at March 31, 2006 was 223 homes with an aggregate value of $135.4 million. Backlog at December 31, 2006 was 85 homes with an aggregate value of $52.4 million.
Stanley-Martin will conduct a First Quarter 2007 earnings call on Thursday, May 10, 2007 at 1:00 P.M. Eastern Standard Time to discuss financial results for the three months ended March 31, 2007. Stanley Martin plans to release its first quarter financial results on Wednesday, May 9, 2007.
Conference Call access information is as follows:

Domestic Toll Free Number:	(800) 274-0251
International Toll Number:	(719) 457-2683
Conference ID:	1504430
A replay of the conference call will be available until May 18, 2007 at 11:59 P.M. Eastern Time. The replay access information is as follows:

Domestic Toll Free Number:	(888) 203-1112
International Toll Number:	(719) 457-0820
Conference ID:	1504430
Stanley-Martin is one of the largest private homebuilders in the Washington, D.C. metropolitan area engaged in the development of residential communities and the design, marketing and construction of single-family homes and townhomes. Stanley-Martin has operated in the Washington, D.C. metropolitan area homebuilding industry since 1966. Stanley-Martin markets homes to entry-level and first- and second-time move-up buyers. As a complement to the homebuilding operations, Stanley-Martin also originates title insurance and mortgages for their homebuyers.